Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS ALL-TIME RECORD ANNUAL
AND QUARTERLY EARNINGS; FAVORABLE CONDITIONS SHOULD CONTINUE
     Irving, TX — October 25, 2005 — Commercial Metals Company (NYSE: CMC) today reported record net earnings of $286 million or $4.63 per diluted share on net sales of $6.6 billion for the year ended August 31, 2005. This compares with net earnings of $132 million or $2.21 per diluted share on net sales of $4.8 billion last year, which was the previous record year. The Company’s net earnings return on beginning equity was 43%.
     Fourth quarter net earnings were a record for any quarter at $83.7 million or $1.38 per diluted share on net sales of $1.7 billion. This compares with $47.4 million or $0.78 per diluted share on net sales of $1.5 billion in the fourth quarter a year ago.
     The fourth quarter results include pre-tax income of $11.6 million for final settlement of business interruption insurance claims for the transformer failures in previous years at the Texas and South Carolina mills. For the year, the business interruption recoveries amounted to pre-tax income of $20.1 million.
     The current year quarter included pre-tax LIFO income of $16.7 million ($0.18 per diluted share) compared with an historically high LIFO expense of $38.9 million ($0.83 per diluted share) in the prior year quarter. Comparable numbers for the year were $19.3 million pre-tax expense ($0.20 per diluted share) this year and $74.8 million expense ($1.63 per diluted share) in the previous year.
     The effective tax rate for the year was 35.7%, up substantially from last year’s 30.7% as profits shifted from low tax jurisdictions such as Poland.
General Conditions
     CMC Chairman, President and Chief Executive Officer Stanley A. Rabin said, “We had thought that fiscal 2004 was a phenomenal year, only to be surpassed by an even more remarkable fiscal 2005. We continued to benefit in the fourth quarter from favorable market conditions for most of our businesses and achieved excellent performance in the Domestic Mills, Domestic Fabrication, Recycling, and Marketing & Distribution segments. Meanwhile, results for our Polish steel manufacturing operation, CMC Zawiercie (CMCZ), exhibited improvement over the third quarter. Some of our markets were softer during the quarter,
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(CMC Year End 2005 — Page 2)
although still relatively strong, and they continued to gyrate. The ferrous scrap market was especially volatile, but on balance moved upward, notably toward the end of the quarter. Steel mill prices were following the upswing as the quarter ended.”
Domestic Mills
     Rabin added, “Our Domestic Mills segment set an all-time earnings record for a quarter although overall production and shipping levels were mixed compared with last year’s fourth quarter. The segment’s adjusted operating profit of $73.1 million for the fourth quarter was more than double last year’s comparable quarter. This year’s quarter included the $11.6 million business interruption insurance recovery and pre-tax LIFO income of $11.9 million compared with a $14.9 million pre-tax LIFO expense in last year’s fourth quarter.
     “Within the segment, quarterly adjusted operating profit for our steel minimills at $72.9 million was over 200% greater than a year earlier on the strength of continued high metal margins and higher shipments. With some customers still reducing inventories, planned outages reduced production levels below the third quarter of this year and the fourth quarter of last year thereby reducing our mill inventories. On a year-to-year basis, tonnage melted for the fourth quarter was down 4% to 502 thousand tons and tonnage rolled was 462 thousand tons, 13% lower than last year’s fourth quarter. Shipments, conversely, increased 2% to 606 thousand tons, although this included a higher proportion of billets than last year’s quarter. Further, total mill shipments in August were a monthly record. Our quarterly average total mill selling price of $459 per ton was $4 per ton above last year’s strong level on the strength of higher rebar prices. The average scrap purchase price fell by $28 per ton versus a year ago to $134 per ton. The metal margin at $291 per ton was $32 per ton greater than the fourth quarter of last year. Meanwhile, utility costs declined by 2.5% compared with the same period last year due to a decrease in usage, which more than offset higher electricity rates and natural gas prices. Supplies generally were lower in total cost compared with one year ago. Final determination of annual discretionary incentive plan compensation resulted in lower expense this quarter.”
     Rabin continued, “The copper tube mill was slightly above breakeven compared with an adjusted operating profit of $2.8 million in the prior year’s fourth quarter. Although demand from commercial as well as residential users was solid, it appears that competition from plastic pipe made further inroads into the market. FIFO metal margins for copper entering the manufacturing process fell fourth quarter-to-quarter by 5 cents per pound to 71 cents per pound because higher copper tube prices could not offset the sharp rise in the underlying copper scrap price; however, spreads were improving by the end of the quarter. The average sales price per pound rose 19 cents to $2.09 over last year; the average cost of copper scrap purchased rose 31 cents to $1.51 versus last year’s fourth quarter. Against the same period last year, copper tube production declined 9% to 15.2 million pounds while shipments increased slightly to 16.5 million pounds.”
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(CMC Year End 2005 — Page 3)
CMCZ
     Rabin said, “It was a better quarter sequentially for CMCZ although far below last year’s extraordinarily strong fourth quarter. The steel minimill (and related operations) in Poland generated net sales of $137.5 million and recorded an adjusted operating profit of $1.9 million on a 100%-owned basis. Market conditions remained difficult, and the average sales price was 28% lower than last year at PLN 1,149 per short ton. This price was PLN 164 per short ton below the third quarter of this year, but operating levels and shipments picked up substantially. Meanwhile, the average scrap purchase cost was PLN 27 per short ton below this year’s third quarter and decreased 25% from the fourth quarter last year to PLN 524 per short ton. The metal margin was PLN 544 per ton compared with fiscal 2004’s fourth quarter spread of PLN 834 per ton. For the quarter, melted tons equaled 351 thousand, rolled tons equaled 264 thousand and shipments totaled 389 thousand tons, including billets. Comparable data for last year were 383 thousand tons, 281 thousand tons and 364 thousand tons, respectively.”
Domestic Fabrication
     Rabin continued, “The excellent results in the Domestic Fabrication segment continued, buoyed by strong demand and gross margins. Net sales surged versus the prior year, rising by 29%. We recorded an adjusted operating profit of $25.4 million in the fourth quarter compared with a slight loss last year. This year LIFO generated fourth quarter pre-tax income of $2.5 million compared with last year’s fourth quarter LIFO charge of $13.1 million pre-tax. Profitability, though, was not as strong as the third quarter of fiscal 2005, as we adjusted expenses upward for final discretionary incentive plan compensation, profit sharing, and strengthening bad debt reserves. Within the segment, prices were up across-the-board and volumes within the segment were mostly higher. All product areas — rebar fabrication, construction-related products (CRP), steel fence posts, steel joist manufacturing, cellular beam manufacturing, structural steel fabrication, and heat treating — participated in the improved profitability. The composite average fab selling price (excluding stock and buyouts) increased by $146 per ton from last year. Shipments from our fab plants totaled 371 thousand tons, slightly below the prior year’s fourth quarter, but were the highest for the current year.”
Recycling
     According to Rabin, “The Recycling segment recorded its second best fourth quarter following last year’s record fourth quarter on comparable net sales. The adjusted operating profit of $15.3 million was more than satisfactory, although 70% that of the previous year’s exceptional quarter. Gross margins were 26% lower than last year. LIFO expense was negligible this quarter versus a pre-tax expense of $2.3
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(CMC Year End 2005 — Page 4)
million the prior year. The ferrous scrap market was extraordinarily volatile during the quarter, with the net result being a moderate increase in price from the beginning to the end of the quarter. Nonferrous markets remained volatile as well, but our average selling prices for aluminum, copper, brass and stainless steel scrap did not vary as much during the quarter.
     “Versus last year, the average ferrous scrap sales price for the quarter decreased by 29% to $139 per short ton while shipments fell 8% to 447 thousand short tons. The average nonferrous scrap sales price for the quarter was approximately 19% above a year ago while nonferrous shipments were 13% higher. Inventory turnover across the board remained extremely high. The total volume of domestic scrap processed, including all our domestic processing plants, equaled 812 thousand tons against 868 thousand tons last year.”
Marketing and Distribution
     “Adjusted operating profit of $22.0 million for the Marketing and Distribution segment was another record, nearly double last year’s already robust fourth quarter,” Rabin said. “This segment recorded LIFO income of $2.2 million in the fourth quarter of fiscal 2005 versus an $8.7 million expense last year. Business was good in most of our global markets and product lines sparked by even stronger results in the International Division and a pickup in nonferrous semis. China continued to import less steel than it had been and exported significant quantities of steel during the quarter, however, it again became a net importer since July 2005. Imports of raw materials into China began to pick up again. Other markets in Asia, Australia, and Europe ranged from mixed to good. Our profits improved in the United States as margins and shipments in steel and aluminum increased significantly, while sales and profits for other nonferrous semis and industrial materials and products remained at strong levels. Our value-added downstream processing businesses continued to generate good profits, albeit not as strong as the fourth quarter of fiscal 2004.”
Financial Condition
     Rabin said, “Our financial position remained strong. For the year, we had net cash flows from operating activities of $201 million. At year end, long-term debt as a percentage of total capitalization was 29%, and the ratio of total debt to total capitalization plus short-term debt was 30%. Both ratios include the debt of CMCZ which has recourse only to the assets of CMCZ. Our working capital was $809 million and the current ratio was 1.9. Our coverage ratios were strong. During the quarter we repurchased 1,094,500 shares of the Company’s common stock at an average price of $24.12.”
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(CMC Year End 2005 — Page 5)
Outlook
     Rabin concluded, “As we look forward to fiscal 2006 we are optimistic for the first quarter and year. We anticipate that the positive factors which have been driving our markets are sustainable and allow a continuation of healthy margins and volume for our goods and services, although we must be concerned about the dampening effect of inflationary pressures on the global economy, the decline in consumer confidence in the United States, and significantly increased energy costs for our operations. Still, the U.S. economy in particular has proven quite resilient and went into September 2005 with significant momentum in the manufacturing and construction sectors. Additionally, by the end of our fourth quarter it appeared that the issue of excess inventories in the steel supply chain had been worked through in most markets. The passage of the multi-year transportation bill in the United States during August 2005 was especially good news. However, increased availability of steel globally has had a softening effect on prices, mainly caused by apparent Chinese overproduction in certain product areas.
     “An especially important factor going forward is the impact of Hurricanes Katrina and Rita on our industry sectors and CMC specifically. We have experienced some short-term disruptions to our Gulf Coast operations and markets, including some power outages and transportation difficulties, but overall effects are not major. Moreover, medium-term and longer-term effects should be extremely positive because of substantially increased demolition and recycled metals and the consequent reconstruction requirements in the United States Gulf area.”
     Rabin continued, “By segment, we anticipate in the first quarter continued strong performance from Domestic Mills and Domestic Fabrication, a slight profit at CMCZ (including scheduled major maintenance), and good results in Recycling and Marketing & Distribution. Accordingly, we anticipate first quarter LIFO diluted net earnings per share between $1.10 and $1.25.”
     CMC invites you to listen to a live broadcast of its fourth quarter/year end 2005 conference call on Tuesday, October 25, at 3:00 p.m. Eastern. The call will be hosted by Stan Rabin, Chairman, President and CEO, Murray McClean, Executive Vice President and COO, and Bill Larson, Vice President and CFO, and can be accessed via our website at www.commercialmetals.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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     The Outlook section of this news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, energy expense, interest rates, inventory levels, acquisitions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “presumes,” “will,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include energy and supply prices, interest rate changes, construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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	Three months ended		Fiscal year ended
	8/31/05	8/31/04	8/31/05	8/31/04
(Short Tons in Thousands)

Domestic Steel Mill Rebar Shipments	260	247	944	1,014
Domestic Steel Mill Structural and Other Shipments	346	347	1,322	1,387
CMCZ Shipments	389	364	1,092	1,082

Total Mill Tons Shipped	995	958	3,358	3,483

Average FOB Mill Domestic Selling Price (Total Sales)	$459	$455	$473	$379
Average Domestic Ferrous Scrap Purchase Price	$134	$162	$171	$149
Average FOB Mill CMCZ Selling Price (Total Sales)	$344	$431	$418	$380
Average CMCZ Ferrous Scrap Purchase Price	$156	$189	$194	$179
Fab Plant Rebar Shipments	239	260	890	829
Fab Plant Structural, Joist, and Post Shipments	132	113	452	421

Total Fabrication Tons Shipped	371	373	1,342	1,250

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$863	$717	$850	$626

Domestic Scrap Metal Tons Processed and Shipped	812	868	3,331	3,411
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Fiscal year ended
	8/31/05	8/31/04	8/31/05	8/31/04

Net Sales:
Domestic Mills	$354,827	$321,662	$1,298,421	$1,109,236
CMCZ	137,520	160,815	478,255	427,141
Domestic Fabrication	423,931	328,919	1,473,686	1,047,321
Recycling	213,078	209,768	896,946	774,175
Marketing and Distribution	725,489	602,281	2,926,325	1,881,783
Corporate and Eliminations	(114,784)	(160,391)	(480,936)	(471,329)

Total Net Sales	$1,740,061	$1,463,054	$6,592,697	$4,768,327

Adjusted Operating Profit (Loss):
Domestic Mills	$73,101	$28,066	$216,875	$84,156
CMCZ	1,850	30,533	(188)	69,318
Domestic Fabrication	25,393	(248)	117,856	7,288
Recycling	15,268	21,908	70,828	67,887
Marketing and Distribution	21,999	11,841	90,417	39,427
Corporate and Eliminations	(3,654)	(5,332)	(17,463)	(26,394)
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(CMC Year End 2005 — Page 8)
COMMERCIAL METALS COMPANY
Fourth Quarter and Year Operating Results (Unaudited)
(in thousands except share data)

	Three months ended
	2005	2004

Net sales	$1,740,061	$1,463,054

Costs and Expenses:
Cost of goods sold	1,511,864	1,278,756
Selling, general and administrative expenses	95,367	98,597
Interest expense	7,761	8,376

	1,614,992	1,385,729

Earnings Before Income Taxes and Minority Interests	125,069	77,325

Income Taxes	40,667	23,255

Earnings Before Minority Interests	84,402	54,070

Minority Interests	662	6,716

Net Earnings	$83,740	$47,354

Basic earnings per share	$1.44	$0.81
Diluted earnings per share	$1.38	$0.78
Cash dividends per share	$0.06	$0.05
Average basic shares outstanding	58,100,774	58,518,688
Average diluted shares outstanding	60,695,859	60,729,050

	Fiscal year ended
	2005	2004

Net sales	$6,592,697	$4,768,327

Costs and Expenses:
Cost of goods sold	5,693,483	4,160,726
Selling, general and administrative expenses	424,994	367,550
Interest expense	31,187	28,104

	6,149,664	4,556,380

Earnings Before Income Taxes and Minority Interests	443,033	211,947

Income Taxes	157,996	65,055

Earnings Before Minority Interests	285,037	146,892

Minority Interests (Benefit)	(744)	14,871

Net Earnings	$285,781	$132,021

Basic earnings per share	$4.84	$2.29
Diluted earnings per share	$4.63	$2.21
Cash dividends per share	$0.23	$0.17
Average basic shares outstanding	59,024,440	57,535,914
Average diluted shares outstanding	61,690,087	59,688,678
Note: All prior year share data adjusted for January 2005 stock split.
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(CMC Year End 2005 — Page 9)
COMMERCIAL METALS COMPANY
Consolidated Condensed Balance Sheets (Unaudited)
(in thousands)

	Fiscal year ended
	2005	2004

Assets:
Current Assets:
Cash and cash equivalents	$119,404	$123,559
Accounts receivable, net	829,192	607,005
Inventories	706,951	645,484
Other	45,370	48,184

Total Current Assets	1,700,917	1,424,232

Net Property, Plant and Equipment	505,584	451,490

Goodwill	30,542	30,542

Other Assets	95,879	81,782

	$2,332,922	$1,988,046

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$408,342	$385,108
Accounts payable — documentary letters of credit	140,986	116,698
Accrued expenses and other payables	293,598	248,790
Income taxes payable	40,126	11,343
Short-term trade financing arrangements	1,667	9,756
Notes payable — CMCZ	—	530
Current maturities of long-term debt	7,223	11,252

Total Current Liabilities	891,942	783,477

Deferred Income Taxes	45,629	50,433
Other Long-Term Liabilities	58,627	39,568
Long-Term Trade Financing Arrangement	—	14,233
Long-Term Debt	386,741	393,368

Minority Interests	50,422	46,340

Stockholders’ Equity	899,561	660,627

	$2,332,922	$1,988,046

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(CMC Year End 2005 — Page 10)
COMMERCIAL METALS COMPANY
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal year ended
	2005	2004

Cash Flows From (Used by) Operating Activities:
Net earnings	$285,781	$132,021
Adjustments to reconcile net earnings to cash from operating activities:
Depreciation and amortization	76,610	71,044
Minority interests (benefit)	(744)	14,871
Asset impairment charges	300	6,583
Provision for losses on receivables	6,604	6,154
Tax benefits from stock plans	12,183	6,148
Stock-based compensation	1,115	—
Loss on reacquisition of debt	—	3,072
Net gain on sale of assets	(877)	(1,319)

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(217,398)	(223,845)
Accounts receivable sold	—	77,925
Inventories	(49,313)	(290,474)
Other assets	(6,997)	10,001
Accounts payable, accrued expenses, other payables and income taxes	83,757	223,968
Deferred income taxes	(8,934)	2,142
Other long-term liabilities	18,499	11,403

Net Cash Flows From Operating Activities	200,586	49,694

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(110,214)	(51,889)
Sales of property, plant and equipment	5,034	3,192
Acquisitions of CMCZ and Lofland, net of cash acquired	—	(99,401)
Acquisitions of fabrication businesses, net of cash acquired	(12,310)	(2,110)

Net Cash Used By Investing Activities	(117,490)	(150,208)

Cash Flows From (Used by) Financing Activities:
Increase in documentary letters of credit	24,288	41,916
Proceeds from trade financing arrangements	—	35,307
Payments on trade financing arrangements	(22,322)	(34,343)
Short-term borrowings, net change	(586)	(702)
Proceeds from issuance of long-term debt	—	238,400
Payments on long-term debt	(17,222)	(132,680)
Stock issued under incentive and purchase plans	18,703	19,530
Treasury stock acquired	(77,077)	(4,586)
Dividends paid	(13,652)	(9,764)
Debt reacquisition and issuance costs	—	(4,989)

Net Cash From (Used By) Financing Activities	(87,868)	148,089
Effect of Exchange Rate Changes on Cash	617	926

Increase (Decrease) in Cash and Cash Equivalents	(4,155)	48,501
Cash and Cash Equivalents at Beginning of Year	123,559	75,058

Cash and Cash Equivalents at End of Year	$119,404	$123,559

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(CMC Year End 2005 — Page 11)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.
For the year ended August 31, 2005:

Net earnings	$285,781
Interest expense	31,187
Income taxes	157,996
Depreciation and amortization	76,610

EBITDA	$551,574
EBITDA to interest coverage for the year ended August 31, 2005:
     $551,574 / $31,187 = 17.7
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at August 31, 2005 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$899,561
Long-term debt	386,741
Deferred income taxes	45,629

Total capitalization	$1,331,931
Other Financial Information
Long-term debt to cap ratio as of August 31, 2005:
Debt divided by capitalization
$386,741 / $1,331,931 = 29.0%
Total debt to cap plus short-term debt ratio as of August 31, 2005:
$395,631 / ($1,331,931 + $8,890) = 29.5%
Current ratio as of August 31, 2005:
Current assets divided by current liabilities
$1,700,917 / $891,942 = 1.9
Working capital as of August 31, 2005:

Current assets	$1,700,917
Current liabilities	891,942

Working capital	$808,975
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Contact:	Debbie Okle Director, Public Relations 214.689.4354